Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

LUCID GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Other	186,265,469	$2.15	$400,470,758.35	0.0001531	$61,312.07
	Total				$400,470,758.35		$61,312.07
	Total Fee Offsets						—
	Net Fee Due						$61,312.07

(1)
Represents (i) 184,000,000 shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”) available for future issuance under the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan (the “Incentive Plan”) by reason of the stockholder amendment to the Incentive Plan on June 5, 2025 and (ii) 2,265,469 shares of Common Stock available for future issuance under the Incentive Plan by reason of the recycle provisions of Section 5 of the Incentive Plan. In the event of a stock split, stock dividend or similar transaction involving, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices of Common Stock on The Nasdaq Global Select Market on June 5, 2025.